UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported): October 12, 2006

ANGIODYNAMICS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

0-50761 (Commission File Number)	11-3146460 (IRS Employer Identification No.)

603 Queensbury Avenue, Queensbury, New York (Address of Principal Executive Offices)	12804 (Zip Code)

(518) 798-1215
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On October 12, 2006, AngioDynamics, Inc. (“AngioDynamics”) entered into a Stock Purchase Agreement (the “Purchase Agreement”) with Oncobionic, Inc. (“Oncobionic”) and the shareholders of Oncobionic to acquire all of the issued and outstanding shares of the capital stock of Oncobionic. On October 17, 2006, AngioDynamics issued a press release announcing its entry into the Purchase Agreement, a copy of which is filed as Exhibit 99.1 to this report.

AngioDynamics and Oncobionic are parties to an existing distribution and purchase option agreement (“Distribution Agreement”) under which AngioDynamics has a worldwide exclusive right to market and distribute products called “tissue portal” for use in the field of image-guided tumor ablation, subject to certain limitations set forth in the agreement. The Distribution Agreement also provided for an option to purchase Oncobionic, which expired unexercised in August, 2005. The Distribution Agreement will survive any termination of the Purchase Agreement.

Under the Purchase Agreement, AngioDynamics has agreed to pay a total purchase price consisting of (i) a fixed purchase price of $25 million, less Oncobionic’s long-term debt as of the closing date of the acquisition (the “Fixed Purchase Price”) and (ii) a contingent purchase price equal to three (3%) percent of net sales (as defined in the Agreement) of any catheter-based products sold by AngioDynamics that incorporate Oncobionic’s irreversible electroporation technology for use in reducing the incidence of restenosis (the recurrence of narrowing or constriction of the arteries) associated with angioplasty procedures. Oncobionic holds a license to such technology under a license agreement with the Regents of the University of California (the “UC License”).

$5.0 million of the Fixed Purchase Price, constituting a non-refundable deposit, was paid by AngioDynamics upon the execution of the Purchase Agreement. Of the balance of the Fixed Purchase Price, 50% is payable at the closing of the acquisition, 25% is payable six months after the closing, and the remaining 25% is payable 18 months after the closing.

The closing of the acquisition is subject to Oncobionic’s successful performance and completion of human use tests confirming the acute efficacy of irreversible electroporation in ablating prostate cancer. If the human use tests do not achieve the results contemplated by the test protocol, AngioDynamics may either (i) terminate the Agreement, (ii) waive the closing condition or (iii) propose one-time revisions to the test protocol and an extension of the test period, subject to Oncobionic’s consent and at AngioDynamics’ expense. Oncobionic may terminate the Purchase Agreement if the human use tests do not achieve the results set forth in the test protocol (after giving effect to any revisions thereof and extension thereto), unless AngioDynamics waives such closing condition. In the event of any such termination, the Oncobionic shareholders will be entitled to retain the $5.0 million deposit payment received from AngioDynamics.

The closing of the acquisition is also subject to customary closing conditions, including any governmental or other consents or approvals. In addition, the Purchase Agreement provides that concurrently with the closing of the acquisition, AngioDynamics will enter into non-competition agreements and consulting agreements with certain of the principals of Oncobionic.

The Purchase Agreement also permits Oncobionic to license its irreversible electroporation technology for Cardiac Arrhythmia Application (as defined in the Purchase Agreement) to a single licensee and to appoint an affiliate of certain of the shareholders of Oncobionics as its agent (the “Agent”) for a period of four years, commencing on the execution of the Purchase Agreement, to identify a potential licensee for such license. Under the Purchase Agreement, prior to the closing, AngioDynamics has a right of first refusal on any third-party offers for a license to the Cardiac Arrhythmia Application.

Under a commission agreement between Oncobionic and the Agent entered into concurrently with the Purchase Agreement, Oncobionic has agreed to pay the Agent fifty (50%) percent of all license fees and royalties received from any licensee identified by the Agent after payment of all license fees dues under the UC License. Additionally, Oncobionic has agreed to pay the Agent a termination fee equal to fifty (50%) percent of (i) the unconditional, non-refundable, up-front fees and (ii) the guaranteed minimum royalty payments that would have been paid to Oncobionic under a proposed license in excess of the fees due under the UC License, if Oncobionic rejects a bona fide offer by a potential licensee or is otherwise unable in good faith to reach an agreement with a potential licensee.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Press release dated October 17, 2006.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 18, 2006	ANGIODYNAMICS, INC. (Registrant) By: /s/ Joseph G. Gerardi ———————————————— Joseph G. Gerardi Vice President, Chief Financial Officer

EXHIBIT INDEX

Exhibit

99.1	Press release dated October 17, 2006.